Exhibit 99.1

   The First Bancshares, Inc. Moves to NASDAQ Global Market Listing


    HATTIESBURG, Miss.--(BUSINESS WIRE)--Nov. 2, 2006--The First Bancshares, Inc. (NASDAQ:FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today announced that its common stock will begin trading on the NASDAQ Global Market on Friday, November 3, 2006. The First Bancshares, Inc. had been trading on the NASDAQ Capital Market.

    David Johnson, Chairman and Chief Executive Officer, commented, "We are extremely pleased that our listing application has been approved. Our growth and progression as a publicly-traded company continues as we have moved from the OTCBB to the NASDAQ Capital Market and now to the NASDAQ Global Market."

    The First Bancshares, Inc. - the parent company of The First, A National Banking Association - has assets of $362 million at September 30, 2006. With the completion of the merger with The First National Bank of Wiggins, the assets of the company have increased to $402 million. Founded in 1996, The First operates 9 offices with locations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis and Wiggins, Mississippi.

    Forward Looking Statements

    This news release contains statements regarding the projected performance of The First Bancshares, Inc. and it subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC's website, http://www.sec.gov.


    CONTACT: The First Bancshares, Inc.
             David Johnson or Dee Dee Lowery, 601-268-8998